Exhibit 99.1

May 11, 2021

Summit Wireless Technologies Appoints Wendy Wilson, Digital Marketing Executive, to the Board of Directors

SAN JOSE, Calif.--(BUSINESS WIRE)-- Summit Wireless Technologies, Inc. (Nasdaq: WISA), a leading provider of immersive, wireless sound technology for intelligent devices and next-generation home entertainment systems, announced it has appointed Wendy Wilson, 53, to the board of directors effective May 10, 2021. In addition, the board thanks Jonathan Gazdak for his service, who will remain an advisor to the company. The board count will remain at eight.

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Brett Moyer, chief executive officer, president and chairman, stated, “Building on our marketing initiatives for Summit technology as the standard for wireless immersive sound among brands and ODMs, we welcome Wendy Wilson, a digital marketing executive, to the board. Wendy’s wealth of experience includes leadership roles in large enterprises, such as Disney, Jive, and Yahoo, as well as venture-funded high-tech start-ups. We believe her insights will be valuable as we drive consumer awareness and interest in wireless immersive sound technology and next-generation home entertainment.”

Wilson added, “This is an exciting time to join Summit, as the WiSA Wave marketing program is gaining traction. Its wireless sound technology is in leading brands hitting the end user marketplace. I look forward to providing strategic input in expanding consumer awareness of these end markets and in supporting the strong customer portfolio of leading consumer entertainment brands and manufacturers.”

Moyer concluded, “We thank Jonathan for his service during Summit’s journey. We are pleased he will continue to advise the company as we drive growth.”

About Wendy Wilson

Wendy Wilson is currently VP of Marketing at ChargePoint, one of the world’s largest EV charging network. She runs go-to-market functions for the SaaS businesses, has P&L responsibility, and is helping expand the company’s operations into European markets with scalable localization, web, and marketing processes. Ms. Wilson has held leadership roles in small VC funded startups as well as publicly traded firms including Disney, Jive and Yahoo. In her leadership role at Infoseek, which was acquired by Disney in 1998, she was responsible for cross-disciplinary teams from ESPN, Go.com (ABC News), Mr. Showbiz and Infoseek brands. At Yahoo, she was responsible for both the monetization and editorial strategy for the Yahoo front page, known then as the world’s homepage. Ms. Wilson led demand generation, field and web teams at Jive Software.

Ms. Wilson is a graduate of Northwestern University with a BA in English.

About Summit Wireless Technologies, Inc.

Summit Wireless Technologies, Inc. (NASDAQ: WISA) is a leading provider of immersive, wireless sound technology for intelligent devices and next-generation home entertainment systems. Working with leading CE brands and manufacturers such as Harman International, a division of Samsung, LG Electronics, Klipsch, Bang & Olufsen, Xbox, a subsidiary of Microsoft, and others, Summit Wireless delivers seamless, dynamic audio experiences for high-definition content, including movies and video, music, sports, gaming/esports, and more. Summit Wireless is a founding member of WiSA, the Wireless Speaker and Audio Association and works in joint partnership to champion the most reliable interoperability standards across the audio industry. Summit Wireless is headquartered in San Jose, CA with sales teams in Taiwan, China, Japan, and Korea. For more information, please visit: www.summitwireless.com.

About WiSA, LLC

WiSA®, the Wireless Speaker and Audio Association, is a consumer electronics consortium dedicated to creating interoperability standards utilized by leading brands and manufacturers to deliver immersive sound via intelligent devices. WiSA CertifiedTM components from any member brand can be combined to dramatically increase the enjoyment of movies and video, music, sports, gaming/esports, and more. WiSA also combines robust, high definition, multi-channel, low latency surround sound with the simple setup of a soundbar. For more information about WiSA, please visit: www.wisaassociation.org.

© 2021 Summit Wireless Technologies, Inc. All rights reserved. Summit Wireless Technologies and the Summit Wireless logo are trademarks of Summit Wireless Technologies, Inc. The WiSA logo, WiSA, WiSA Ready, and WiSA Certified are trademarks, or certification marks of WiSA LLC.

Safe Harbor Statement

This press release contains forward-looking statements, which are not historical facts, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Our actual results, performance or achievements may differ materially from those expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “likely,” “will,” “would” and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. As a result, readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting Summit Wireless’ business including, current macroeconomic uncertainties associated with the COVID-19 pandemic, our ability to predict the timing of design wins entering production and the potential future revenue associated with our design wins; our rate of growth; our ability to predict customer demand for our existing and future products and to secure adequate manufacturing capacity; consumer demand conditions affecting our customer’s end markets; our ability to hire, retain and motivate employees; the effects of competition, including price competition; technological, regulatory and legal developments; developments in the economy and financial markets and other risks detailed from time to time in Summit Wireless’ filings with the Securities and Exchange Commission.

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Kirsten Chapman, LHA Investor Relations, 415.433.3777, summit@lhai.com

Source: Summit Wireless Technologies, Inc.